                                                    Exhibit 99.1

Dyadic Updates Progress of Its Investigation

Company announces its intent to abandon its Hong Kong and Mainland China operations

Company reports receipt of delinquency notice from the American Stock Exchange

JUPITER, Fla - May 21, 2007 - Dyadic International, Inc. (AMEX: DIL) today provided an update on the progress of its investigation into the potentially material operational and financial improprieties at its Hong Kong and mainland China operations announced on April 24, 2007.

Following the recent death of the managing director of the Company's Asian subsidiaries, the Company received anonymous "whistleblower" communications alleging a number of improprieties perpetrated against the subsidiaries by the subsidiaries' management. The Company's investigation, which is being conducted under the direction of independent legal counsel engaged by the Audit Committee, thus far has revealed that the Asian subsidiaries' largest customer was secretly controlled by the Asian subsidiaries' management, including the deceased managing director. This customer, which represented approximately 25% of the Asian subsidiaries' reported net sales for 2006 of approximately $6.1 million and approximately 33% of their net accounts receivable of approximately $1.7 million as of December 31, 2006, purchased products from the Asian subsidiaries which it subsequently re-sold on a cash basis to businesses in mainland China, apparently allowing these businesses to avoid Chinese reporting and sales tax requirements.

Dyadic's Board of Directors has authorized the Company to initiate the abandonment of its Asian operations. To that end, the Company is currently working with its independent registered public accounting firm, Ernst & Young LLP, to determine the proper accounting treatment to record the effect of abandoning these operations. As of December 31, 2006, the assets of its Asian subsidiaries were approximately $4.7 million, consisting of approximately $1.8 million of goodwill and approximately $2.9 million of receivables and other assets, and liabilities were approximately $1.0 million. The Asian subsidiaries reported a net loss for 2006 of approximately $43,000.

Mark A. Emalfarb, the Company's Chief Executive Officer and Chairman of its Board of Directors, remains on leave of absence from all of his positions and offices with the Company pending completion of the independent investigation.

The Company expects to complete the independent investigation and finalize the accounting treatment for abandoning the operations of its Asian subsidiaries by September 1, 2007, although there can be no assurance that it will achieve this objective. The Company intends to provide further updates as the investigation progresses.

As previously announced the Company's financial statements, including those contained in its Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB, as previously filed with the SEC, should no longer be relied upon. The Company has suspended indefinitely the use of its previously filed registration statement on Form S-3 covering the resale of shares of its common stock by investors who participated in the Company's private placement completed on December 1, 2006. During this suspension period, the Company is obligated to pay liquidated damages of approximately $130,000 per month beginning on May 23, 2007, up to a maximum of $1.3 million.

On May 17, 2007, the Company received notice from the American Stock Exchange that the Company is currently in violation of the Exchange's continuing listing standards specified in Sections 134 and 1101 of the Exchange's Company Guide because the Company has yet to file with the SEC its quarterly report on Form 10-QSB for the quarter ended March 31, 2007. The notice further indicates that the Company must submit a plan to the Exchange by June 18, 2007, advising the Exchange of action it has taken, or will take, that will enable the Company to regain compliance with these continued listing standards by no later than November 16, 2007.

The Company intends to submit such a plan to the Exchange in a timely manner and take such actions necessary to regain compliance with these continued listing standards. The Exchange will evaluate such plan and determine whether or not the Company has made a reasonable demonstration of an ability to regain compliance with these continued listing standards. If the plan is accepted by the Exchange, the Company will remain listed during the plan period, during which time the Company will be subject to the Exchange's periodic review to determine whether it is making progress consistent with the plan. If the Company does not submit a plan or submits a plan that is not accepted by the Exchange, or if it does not regain compliance with the continued listing standards or make progress consistent with the plan, the Company will become subject to delisting proceedings.

The halt on trading in the Company’s shares that went into effect, at the request of the Registrant, on April 23, 2007, has been and, at the direction of the Exchange, will continue to be in effect until such time as the Company has filed with the SEC it quarterly report on Form 10-QSB for the quarter ended March 31, 2007.

About Dyadic
Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

Dyadic International, Inc.

Alexander (Sasha) Bondar, 561-743-8333

sbondar@dyadic.com

http://www.dyadic.com

or

Berkman Associates

Investor Relations Counsel

Neil Berkman, 310-826-5051

info@berkmanassociates.com